Exhibit 99.2

Reconciliation of Non-GAAP Financial Measures

The transcript of the conference call on May 10, 2005, includes certain non-GAAP financial measures as defined by SEC regulations. The tables below reconcile these measures to the most directly comparable GAAP measures. EBITDA, EBITDA, as adjusted, and EBITDA, as adjusted, excluding stock-based compensation charge, are measures used by management to gauge operating performance. Alpha defines EBITDA as net income or loss plus interest expense, income taxes, and depreciation, depletion and amortization, less interest income. EBITDA, as adjusted, includes EBITDA plus minority interest. EBITDA, as adjusted, excluding stock-based compensation charge, includes EBITDA, as adjusted, excluding the stock-based compensation charge associated with our Internal Restructuring and initial public offering. Management presents EBITDA, EBITDA, as adjusted, and EBITDA, as adjusted, excluding stock-based compensation charge, as supplemental measures of the company’s performance and debt-service capacity that may be useful to securities analysts, investors and others. These EBITDA measures are not, however, a measure of financial performance under GAAP and should not be considered as an alternative to net income, operating income or cash flow as determined in accordance with GAAP. Moreover, EBITDA is not calculated identically by all companies. Alpha defines coal margin per ton, referred to in the transcript as unit margin per ton, as coal sales realization per ton less cost of coal sales per ton, excluding depreciation, depletion, and amortization.

The following table reconciles EBITDA, EBITDA, as adjusted, and EBITDA, as adjusted, excluding stock-based compensation charge, to net income (loss), the most directly comparable GAAP measure:

	Three months ended
	March 31,
	2005	2004
Net income (loss)	$(25,801)	1,237
Interest expense	6,117	2,051
Interest income	(287)	(21)
Income tax expense	2,324	310
Depreciation, depletion and amortization	14,480	11,929

EBITDA	(3,167)	15,506
Minority interest	2,846	1,282

EBITDA, as adjusted	(321)	16,788
Stock-based compensation expense	36,407	—

EBITDA, as adjusted, excluding stock-based compensation charge	$36,086	16,788

The following unaudited table reconciles reported net loss to pro forma net loss as if the Internal Restructuring and initial public offering had occurred on January 1, 2005:

Three months
ended
March 31, 2005
Reported net loss	($25,801)
Add: Elimination of minority interest, net of income tax effects of Internal Restructuring	2,087

Pro forma net loss	($23,714)

Pro forma earnings per share data:
Basic earnings per share	($0.39)
Shares outstanding — basic	60,923,689
Diluted loss per share is not shown because the effect is anti-dilutive.